THIS AGREEMENT made as of the 18th day of October, 2007.

BETWEEN:

LINGO MEDIA CORPORATION, a corporation amalgamated under the laws of the Province of Ontario

(hereinafter called the "**Corporation**")

OF THE FIRST PART

and

MPK INC., a corporation incorporated under the laws of the Province of Ontario

(hereinafter called the "**Consultant**")

OF THE SECOND PART

and

MICHAEL P. KRAFT, of the Municipality of Metropolitan Toronto, in the Province of Ontario

(hereinafter called "**Kraft**")

OF THE THIRD PART

RECITALS

WHEREAS:

(a) The Corporation is a diversified print and online education product and services company. The Corporation's subsidiary, Speak2Me Inc. ("Speak2Me"), is a new media company focused on interactive advertising in China through its Internet-based English Language Learning portal. The Corporation's subsidiary, Lingo Media Ltd. is a print-based publisher of English language learning programs in China. In Canada, the Corporation's subsidiary, A+ Child Development (Canada) Ltd., specializes in early

MK

childhood cognitive development programs which publishes and distributes educational materials along with its proprietary curriculum through its four offices in Calgary, Edmonton, Vancouver and Toronto (hereinafter collectively called the "**Business**");

(b) The Corporation wishes to engage the services of Consultant to provide management services to the Corporation; and

(c) Consultant has agreed to provide the service of its president, Kraft, and Kraft has agreed that his services will be provided in order that the Consultant may carry out its obligations to the Corporation hereunder.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of other good and valuable consideration and the covenants, agreements and payments herein set forth and provided for, it is agreed by and between the parties hereto as follows:

1.00 INTERPRETATION

1.01 For the purposes of this Agreement, including the recitals and any amendment hereto, the following words and phrases shall have the following meanings:

"**Agreement**" means this agreement and schedules hereto;

"**Business**" has the meaning ascribed thereto in paragraph (a) of the recitals to this Agreement;

"**Consulting Fee**" shall have the meaning ascribed thereto in Section 3.01(a);

"**Change of Control**" has the meaning ascribed thereto in Section 5.06;

"**Good Reason**" means any one of the following:

a) Without the Consultant's express written consent, the assignment to the Consultant or Kraft of any duties materially inconsistent with the Consultant's or Kraft's position, duties and responsibilities with the Corporation, except in connection with the termination of the Consultant and this Agreement pursuant to Section 5.01;

b) Kraft ceases to be the most senior officer of the Corporation (other than Chairperson) or ceases to be a director of the Corporation (other than by voluntary resignation);

c) Any material reduction in the Consulting Fee, bonus, stock options, benefits or perquisites provided for herein; or

d) The location of the Corporation's facilities where Kraft is based is being located (i) more than 50 kilometers from its current location, and (ii) more than 50 kilometers from Kraft's current residence.

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"Non-Compete Period" has the meaning ascribed thereto in Section 4.02;

"Termination Date" has the meaning ascribed thereto in Section 5.03;

"Total Compensation" means all Consulting Fee, bonuses, expense allowances and any and all other compensation or remuneration. The calculation of the bonus for the purposes of Total Compensation shall mean the average of the bonuses earned for the most recent two completed bonus years.

1.02 For the purpose of this Agreement, all references to "Dollars" or "$" shall mean Canadian funds, unless otherwise specified.

2.00 ENGAGEMENT AND DUTIES OF CONSULTANT

Representations of Consultant

2.01 Consultant represents and warrants to the Corporation that it has the required skills and expertise to perform the services as set forth and described in this Agreement. In particular, Consultant represents that it and Kraft on its behalf will be able to undertake the overall senior management for the Business and to perform such other reasonable duties and exercise such powers as may from time to time be assigned or delegated to it, subject always to the control and discretion of the board of directors of the Corporation.

Engagement of Consultant

2.02 Subject to the terms and conditions of this Agreement, the Corporation hereby engages Consultant as an independent contractor and Consultant hereby accepts the engagement during the term of this Agreement to provide the services which may be required by the Corporation with respect to the senior management of the Business and to perform such other reasonable duties and exercise such powers as may from time to time be assigned or delegated to it, subject always to the control and discretion of the board of directors of the Corporation.

Term of Engagement

2.03 The engagement of Consultant hereunder shall be for a period of twenty-four (24) months, commencing from the 1st day of January, 2008 and ending on the 31st day of December, 2009 and, unless such engagement shall be terminated as hereinafter provided, thereafter for a period of two (2) years unless and until terminated as hereinafter provided. The terms of the engagement contained in this Agreement are effective as of January 1, 2008.

Representations and Covenants of Consultant and Kraft

2.04 Consultant and Kraft, as the case may be, hereby represent, warrant,

covenant and agree that:

(a) Kraft is presently employed by and is the president of the Consultant;

(b) Consultant shall provide the services of Kraft to the Corporation in order that the Corporation may carry out its obligations to the Corporation hereunder;

(c) Consultant shall cause Kraft to devote such time and attention to the performance of the Consultant's duties hereunder in order to carry out the obligations on the part of Consultant to be observed and performed hereunder. The Corporation acknowledges that Consultant is not limited or affected, notwithstanding any provision hereof, in its ability to carry on other consulting services for its other clients, and consequently, Consultant shall cause Kraft to devote seventy-five percent (75%) of his time to the Corporation for the purpose of carrying out the Consultant's duties and obligations hereunder.

(d) Consultant and Kraft shall use their best efforts to promote the Business; and

(e) Consultant shall cause Kraft and Kraft will, during the continuance of this Agreement so long as the board of directors of the Corporation may so desire, serve as President and Chief Executive Officer or such other senior officer and/or director of the Corporation without additional remuneration other than the normal and usual director's fees, if any, payable by virtue of holding the office of director.

Diligent Performance of Duties

2.05 Consultant and Kraft shall duly and diligently perform all the reasonable duties to be performed pursuant to this Agreement during the term of this Agreement and any renewal hereof as it relates to the consulting services to be provided by Consultant hereunder.

Review and Control of Consulting Services

2.06 The Consultant shall meet with the board of directors of the Corporation on a regular basis and at least once every three (3) months to discuss and review all consulting services to be conducted by the Consultant pursuant to this agreement and the Corporation agrees that the Consultant will have complete control over the services to be rendered under this Agreement.

Time and Attention of Kraft

2.07 Kraft acknowledges and agrees that he will be providing his services for and on behalf of the Consultant pursuant to the provisions of this Agreement and it is understood that the hours of work involved will vary and be irregular and are those hours required to meet the obligations on the part of the Consultant to be observed and performed hereunder. Kraft acknowledges that this clause constitutes his agreement to

work such hours where such agreement is required by legislation.

3.00 COMPENSATION OF CONSULTANT

Fixed Annual Remuneration

3.01 The Corporation shall pay Consultant at the monthly rate of $15,000 plus GST (if applicable) payable, in arrears, in two equal installments of $7,500 on the 15th and last day of each month, commencing the 15th day of January, 2008.

Annual Bonus

3.02 In addition to the Consulting Fee provided under Section 3.01, Consultant shall be entitled during the continuation of this Agreement and commencing with the twelve (12) month period beginning January 1, 2008 to an annual bonus as may be determined by the Board of Directors of the Corporation, in their sole discretion, having regard, amongst other things, to the performance of the Corporation in achieving the Corporation's target for such twelve (12) month period, the market capitalization of the Corporation and the performance of the Consultant for such twelve (12) month period.

Reimbursement of Certain Expenses

3.03 Consultant shall be reimbursed by the Corporation for all travel, entertainment and other expenses actually and properly incurred in connection with the Corporation. The Corporation must pre-authorize travel costs (which will be booked by the Corporation). For all such expenses, Consultant shall furnish to the Corporation monthly expense statements and vouchers and the Corporation shall reimburse such expenses within five (5) business days from receipt.

Automobile, Health Plan and Other Expenses

3.04 The Corporation agrees that it will provide Consultant with an automobile allowance, health plan and insurance benefits and the expenses as provided in Schedule A attached hereto.

Success Fees

3.05 The Corporation shall receive a success fee from 2.5% of the aggregate amount arranged for equity financing upon completion of such financing and payable within 5 business days from receipt of such funds by the Corporation.

Participation in Stock Option Plan or Other Incentive Compensation Plans

3.06 The Consultant or Kraft shall be entitled to additional stock options in the future as the circumstances warrant such that it or his proportionate share of stock options relative to all issued shares of the Corporation shall be a minimum of 5% at all times,

subject to the applicable securities laws, rules and regulations relating thereto.

Consulting Fees During Disability of Kraft

3.07 Subject to acceptable re-insurance arrangement, and limited absolutely to such re-insurance arrangements, the Corporation agrees to pay a continuing Consulting Fee to the Consultant or as it directs in the event of the disability of Kraft as defined in the disability insurance policy or in such re-insurance arrangement.

4.00 CONFIDENTIALITY, NON-COMPETITION AND NON-SOLICITATION

Confidential Information

4.01 The Consultant and Kraft agree not to disclose at any time during the continuance of this Agreement, or subsequent to the termination of this Agreement for any reason, the confidential affairs and/or information of the Corporation and/or its subsidiaries, except as required by law and that the Consultant and Kraft will not use for their, its or his own purposes or any other purposes other than those of the Corporation, any confidential information they, it or he may acquire/obtain with respect to the affairs of the Corporation.

Non-Competition

4.02 At any time during the period of eighteen (18) months following the date of the termination of this Agreement or any renewal thereof (the **"Non-Compete Period"**), the Consultant and Kraft or either one of them shall not, directly or indirectly, whether as an employee, employer, consultant, agent, principal, partner, stockholder, officer, director or otherwise, (i) perform any services or engage in any business that involves any product, process, apparatus, service or development which is then competitive with or similar to those sold by the Corporation or its subsidiaries, (ii) call on or solicit to purchase from or purchase from any past or then current vendor of the Corporation or its affiliates who are competitive with or similar to those sold by the Corporation or its subsidiaries, (iii) work for any competitor of Corporation or its subsidiaries, or (iv) engage in any business which is then competitive with or similar to that of the Corporation or its subsidiaries in any state, province or country in which the Corporation has, does or then intends to conduct business. Furthermore, the Consultant and Kraft or either one of them shall not contribute in any way to such activities by others. Each of sub-clauses (i), (ii), (iii) or (iv) of this section is an independent agreement and may be enforced as such. The Consultant and Kraft or either one of them is not prohibited from holding for investment purposes only up to 10% of the issued publicly-traded shares of a company engaged in a business the same as or substantially similar to the business which is then competitive with or similar to that of the Corporation or its subsidiaries.

Non-Solicitation

4.03 At any time during the Non-Compete Period, the Consultant and Kraft or

either one of them shall not, directly or indirectly:

a. solicit any customer or knowingly assist as principal, beneficiary, director, shareholder (except as an owner of no more than 10% of a corporation whose shares are listed on exchange in Canada and/or the United States), partner, nominee, executor, trustee, agent, servant, employee, consultant, independent contractor, supplier, lender, financier or in any other manner or capacity) any person directly or indirectly to solicit any customer, if such solicitation or doing of business is intended or calculated to obtain the custom or trade of such customer for a business which competes with the business as it is carried on at the time that this Agreement or any renewal thereof is terminated;

b. induce or attempt to induce any material customer to reduce or curtail its business with the Corporation (or its subsidiaries) or to terminate its relationship with the Corporation (or its subsidiaries);

c. induce or encourage any employee or consultant of the Corporation (or its subsidiaries) to leave the employment of the Corporation (or its subsidiaries) or authorize, approve or encourage any such action by any other person; or

d. hire or attempt to hire or otherwise solicit any employee or consultant of the Corporation (or its subsidiaries) who was in the employ or engagement of the Corporation (or its subsidiaries) during the twelve (12) months prior to the commencement of the Non-Compete period or authorize, approve or encourage any such action by any other person.

Consent to Injunction

4.04 Each of the Consultant and Kraft acknowledges and agrees that:

a. The Corporation would not have entered into this Agreement, without the covenants in this Article 4 herein;

b. The covenants in this Article 4 are reasonable in the circumstances and are necessary to protect the economic position of the Corporation; and

c. The breach of any of the covenants of this Article 4 above will cause serious and irreparable harm to the Corporation which can not adequately be compensated for by damages, and in the event of a breach of any such covenant, each of the Consultant and Kraft hereby consents to an injunction being issued against the Consultant and Kraft restraining the Consultant and Kraft from any further breach of any such covenant. The provisions of this subsection shall not be construed so as to be a derogation of any other remedy which the Corporation may have in the event of such a breach.

Proprietary Properties

4.05 (a) All inventions, innovations, improvements, copyright or trade mark rights created or developed by Consultant in the course of providing his services hereunder or in any way relating to the business of the Corporation, whether patented, trade marked or not shall be the exclusive property of the Corporation and the Corporation shall have the exclusive right to file any patent applications, trade mark applications, copyright or other protection, in the name of the Corporation in connection therewith and Consultant shall co-operate with the Corporation and its nominee and provide all necessary assistance in the filing and prosecution of such patent applications or protection at the expense of the Corporation.

(b) Consultant covenants and agrees that the concepts including all copyright and trademark rights inherent in the services made available by it to the Corporation are proprietary information and property of the Corporation and shall not be used or divulged by Consultant without the Corporation's prior written consent on such terms as may be agreed upon by the Corporation in its sole discretion.

5.00 TERMINATION

Termination by the Corporation

5.01 This Agreement and the engagement of Consultant and the services provided by Kraft hereunder may be terminated, at the option of the Corporation, in the following manner and circumstances:

(a) if the Consultant or Kraft has committed any material breach of this Agreement and such breach has not been cured within thirty (30) days of written notice of such breach being given by the Corporation to the Consultant; or

(b) forthwith if Consultant shall become insolvent or bankrupt or makes an assignment for the benefit of creditors or be adjudged bankrupt or if a receiver or similar officer is appointed in respect to the property or assets of the Consultant; or

c) forthwith upon the death of Kraft; or

d) forth upon the Consultant or Kraft being convicted of any criminal offence;

e) Kraft becoming incapacitated by reason of mental or physical ability or otherwise so that he is unable to perform his duties and services hereunder on behalf of the Consultant for a period aggregating twenty-six (26) weeks in any twelve (12) month period and Corporation giving notice at the end of such twenty-six (26) week period immediately terminating this Agreement; or

f) by the Corporation giving written notice of termination to the Consultant; or

g) subsequent to a Change of Control on giving written notice of termination to the Consultant.

Termination by Consultant

5.02 Notwithstanding anything in this Agreement to the contrary, the Consultant shall have the right to terminate this Agreement, at any time prior to the expiration of the term or any renewal thereof in the following manner and circumstances:

a) upon at least ninety (90) days prior written notice to the Corporation (provided that the Corporation may, in its sole discretion, waive the notice period, in whole or in part);

b) as a result of a Change of Control upon giving the Corporation at least eight (8) weeks prior written notice within six (6) months of the Change of Control; or

c) for Good Reason upon giving the Corporation at least eight (8) weeks prior written notice within six (6) months of the event giving rise to Good Reason occurring

Termination Date

5.03 The effective date on which the Agreement will be deemed to have been terminated under this Article 5 (the "**Termination Date**") will be:

(1) in the case of termination under Section 5.01 (i.e. termination by the Corporation), the last day on which the Consultant or Kraft on its behalf is actively providing services to the Corporation hereunder;

(2) in the case of termination under Section 5.02 (i.e. termination by the Consultant), the last day of the notice period provided by the Consultant pursuant to that section (provided that if the Corporation waives such notice period, the Termination Date will be the last day on which the Consultant or Kraft on its behalf is actively providing services to the Corporation hereunder); and

(3) in the case of the death of Kraft, on the date of Kraft's death.

Payment on Termination

5.04 On termination of the Agreement or any renewal thereof pursuant to the provisions of Section 5.01 or 5.02 hereof, the Corporation will pay or provide to the

Consultant all amounts or entitlements in respect of the Consulting Fee, the bonus as provided in Section 3.02, expenses, the automobile allowance as provided in Section 3.04, and the success fee as provided in Section 3.05 to which the Consultant is entitled under the terms of this Agreement in respect of the then-current year of this Agreement on a *pro-rata* basis up to the Termination Date and, in addition:

(a) In the case of termination under Sections 5.01(a), 5.01(b), 5.01(c), 5.01(d), 5.01(e), and 5.02(a), the Consultant is not entitled to any additional payments.

(b) In the case of termination under Section 5.01(f) or Section 5.02(c), the Corporation will pay to the Consultant eighteen (18) months Total Compensation.

(c) In the case of termination under Section 5.02(b) (i.e. termination by Consultant after Change of Control, the Corporation will pay to the Consultant eighteen (18) months Total Compensation.

(d) In the case of termination under Section 5.01(g) (i.e. termination by Corporation after Change of Control), the Corporation will pay to the Consultant twenty four (24) months Total Compensation.

(e) Notwithstanding any provisions to the contrary in any applicable stock option plans or compensation arrangements of the Corporation, any and all stock options and shares shall immediately vest, be exercisable and/or become the property of the Consultant or Kraft, as the case may be and the exercise period of all options granted to the Consultant or Kraft as the case may be, shall expire ninety (90) days after the end of the applicable notice period under Sections 5.04(b), 5.04(c) or 5.04(d). For illustration purposes only, in the event of a termination under Section 5.01(f), the exercise period will be ninety (90) days after the end of the period which is 18 months after the Termination Date.

The payments under Sections 5.04(a), 5.04(b), and 5.04(d) will be made in a lump sum payment within fifteen (15) days of the Termination Date. The payments under Section 5.04(c) will be paid in quarterly installments commencing within fifteen (15) days of the Termination Date. The Consultant shall not be required to mitigate any of the foregoing payments and any and all compensation received from alternative consulting services or any other services shall not be deducted from any of such payments.

Delivery of the Corporation's Property at Termination

5.05 Upon any termination of this Agreement Consultant shall at once deliver or cause to be delivered to the Corporation all books, documents, effects, money, securities or other property belonging to the Corporation or for which the Corporation is liable to others, which are in the possession, charge, control or custody of Consultant.

Termination on Change of Control

5.06 For the purpose of this Agreement, **"Change of Control"** shall mean (i) the sale of substantially all of the business and assets of the Corporation or, Speak2Me Inc. or any other material subsidiary of the Corporation; (ii) the acquisition, directly or indirectly and by any means whatsoever, by any person, or by a group of persons acting jointly or in concert, of beneficial ownership or control or direction over that number of common shares of the Corporation which is equal to or greater than 50% of the total issued and outstanding common shares of the Corporation immediately after such acquisition; (iii) the issuance or sale by Speak2Me Inc. or any material subsidiary of the Corporation, to any one person or entity of common shares or securities convertible into more than 50% of then outstanding common shares of Speak2Me Inc. other than to the Corporation, (iv) the sale of 50% or more than 50% of the issued and outstanding common shares of the Corporation other than to any exiting 10% or greater stockholder or to a group controlled by existing management of the Corporation, or (v) the issuance or sale by the Corporation to any person or entity or to a group of persons acting jointly or in concert, directly or indirectly, of common shares or securities convertible into 50% or more than 50% of the then issued and outstanding common shares of the Corporation.

6.00 RENEWAL OF AGREEMENT

Renewal

6.01 The Corporation may offer to renew this Agreement for a period of two (2) years and so on from time to time by giving notice in writing to Consultant by not later than the first day of the third last month of the contract year. Such notice shall include the Corporation's proposals for any changes in terms or conditions of the service engagement. Consultant shall communicate its acceptance of such offer by giving notice in writing thereof to the Corporation no later than 15 days after receipt of the said offer. Any proposed changes in remuneration or other terms and conditions of the service engagement shall be agreed upon in writing between the parties.

Non-Renewal

6.02 In the event that the Corporation gives notice of non-renewal of this Agreement in writing to Consultant by not later than the 1st day of the third last month of the contract year or the Corporation does offer to renew this Agreement as set forth in Section 6.01 and Consultant does not accept such offer, this Agreement shall expire and the service engagement hereunder shall terminate without any notice or payment of remuneration in lieu of notice in accordance with the provisions of this Agreement on the last day of the contract year.

7.00 INDEMNITY

Indemnity

7.01 The Corporation shall indemnify and hold the Consultant and Kraft, or either one of them, harmless from and against any and all liabilities, losses, costs, damages and expenses whatsoever which the Consultant and Kraft, or either one of them, may suffer or incur, including, without limiting the generality of the foregoing, all legal fees incurred in connection with any such losses, costs, damages and expenses as a result of any demand, claim, action, suit or proceeding made, threatened or brought against the Consultant and Kraft, or either one of them, as a result of any and all claims of patent, copyright and/or trademark infringement relating to the Corporation's patents, copyrights and/or trademarks arising out of the exercise by the Consultant and Kraft, or either one of them, of the rights granted to it by the Agreement.

7.02 The Consultant acknowledges and agrees that it shall be liable for any and all income taxes (federal and provincial), goods and services taxes, provincial sales taxes (if applicable), and any other taxes that may be payable to any regulatory authority for the services rendered to or the payments made by the Corporation to the Consultant hereunder. The Consultant shall indemnify and hold the Corporation harmless from and against any and all liabilities, losses, costs, damages and expenses whatsoever which the Corporation may suffer or incur, including, without limiting the generality of the foregoing, all legal fees incurred in connection with any such losses, costs, damages and expenses as a result of any demand, claim, action, suit or proceeding made, threatened or brought against the Corporation as a result of Consultant failing to pay such taxes.

7.03 Subject to the provisions of the by-laws of the Corporation, the Corporation shall indemnify and hold the Consultant and Kraft, or either one of them, and their heirs, legal representatives, successors and assigns, as the case may be, harmless from and against any and all liabilities, losses, costs, damages and expenses whatsoever which the Consultant and Kraft, or either one of them, or their heirs, legal representatives, successors and assigns, as the case may be, may suffer or incur, including, without limiting the generality of the foregoing, all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by it, him or them in respect of any civil, criminal or administrative action or proceeding to which it, him or they are made a party by reason of being or having been a director or officer of the Corporation or a body corporate of which the Corporation is or was a shareholder or creditor.

8.0 SURVIVAL OF CERTAIN SECTIONS

Clauses Surviving Termination

8.01 Notwithstanding any termination of this Agreement for any reason whatsoever, the provisions of Articles 1, 4, 5, 7 and 8 of this Agreement and any other provisions of this Agreement necessary to give efficacy thereto shall continue in full force and effect following such termination.

9.00 GENERAL

Sections and Headings

9.01 Under no circumstances shall this Agreement be deemed to create an employment or agency relationship between the Consultant and Kraft, or either one of them, and the Corporation. The Consultant and Kraft shall at all times be and remain an independent contractor.

9.02 The divisions of this Agreement into Articles and Sections and the insertion of headings are for the convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms "this Agreement", "hereof", "hereunder" and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof and include any agreement or instrument supplemental or ancillary hereto. Unless something in the subject matter or context is inconsistent therewith, reference herein to Articles and Sections are to Articles and Sections of this Agreement.

Number

9.03 In this Agreement words importing the singular number only shall include the plural and vice versa and words importing the masculine gender shall include the feminine and neuter genders and vice versa and words importing persons shall include individuals, partnerships, associations, trusts, unincorporated organizations and corporations and vice versa.

Benefit of Agreement

9.04 This Agreement is for the personal services of Consultant and may not be assigned by Consultant without the prior written consent of the Corporation, which consent may be unreasonably and arbitrarily withheld. Subject to the foregoing, this Agreement shall enure to the benefit of and be binding upon the heirs, executors, administrators and legal personal representatives of Consultant and the successors and permitted assigns of Consultant and the Corporation respectively.

Entire Agreement

9.05 This Agreement and any schedules annexed hereto constitute the entire agreement between the parties with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the parties hereto with respect thereto. There are no representations, warranties, forms, conditions, undertakings or collateral agreements, express, implied or statutory between the parties other than as expressly set forth in this Agreement.

Amendments and Waivers

9.06 No amendment to this Agreement shall be valid or binding unless set forth in

writing and duly executed by both of the parties hereto. No waiver of any breach of any provision of this Agreement shall be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, shall be limited to the specific breach waived.

Severability

9.07 If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof shall continue in full force and effect.

Notices

9.08 Any demand, notice or other communication (hereinafter in this Section 8.08 referred to as a "Communication") to be given in connection with this Agreement shall be given in writing and may be given by personal delivery or by registered mail addressed to the recipient as follows:

To the Corporation:

Lingo Media Corporation
151 Bloor Street West, Suite 703
Toronto, Ontario
M5S 1S4
Attn: Mr. Khurram Qureshi

Fax: (416) 927-1222

To Consultant:

MPK Inc.
107 Mossgrove Trail
Toronto, Ontario
M2L 2W4

Fax: (416) 444-8776

or such other address or individual as may be designated by notice by either party to the other. Any Communication given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof and, if made or given by registered mail, on the fourth day, other than a Saturday, Sunday or statutory holiday in Ontario, following the deposit thereof in the mail. If the party giving any Communication knows or ought reasonably to know of any difficulties with the postal system which might affect the delivery of mail, any such Communication shall not be mailed but shall be given by personal delivery.

Governing Law

9.09 This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario.

Attornment

9.10 For the purpose of all legal proceedings this Agreement shall be deemed to have been performed in the Province of Ontario and the courts of the Province of Ontario shall have jurisdiction to entertain any action arising under this Agreement. The Corporation and Consultant each hereby attorns to the jurisdiction of the courts of the Province of Ontario provided that nothing herein contained shall prevent the Corporation or Consultant from proceeding at its election against the other of them, as the case may be, in the courts of any other province or country.

Copy of Agreement

9.11 Consultant hereby acknowledges receipt of a copy of this Agreement duly signed by the Corporation.

9.12 Time shall be of the essence of this agreement.

Dispute Arbitration

9.13 The parties agree to use every reasonable effort to settle any dispute relating to this Agreement and if appropriate, utilize the assistance of an independent party acceptable to both sides and not to resort to legal action unless and until the parties have in good faith, attempted to settle such dispute or disagreement in the foregoing manner within 30 days following the date of delivery of written notice from any party hereto to the other parties hereto describing any controversy or claim arising out of or relating to this Agreement or any breach hereof, shall be settled by arbitration to be held in the Municipality of Metropolitan Toronto, in the Province of Ontario, Canada in accordance with the *Arbitrations Act* (Ontario), as the same may be amended from time to time and any statute enacted which supplements or supersedes such Act. Each party hereby irrevocably agrees that service of process, summons, notices or other communications related to the arbitration procedure shall be deemed served and accepted by the other party thereto if delivered in accordance with Section 8.08. The arbitration shall be conducted by a single arbitrator familiar with the legal issues involved in the dispute to be selected by the parties to the dispute. In the event that the parties to the dispute are unable or unwilling to select a single arbitrator within ten days following the date of delivery of a notice by either party to the dispute to the other party electing to proceed by way of arbitration, the Corporation, on the one hand and the Consultant and Kraft, on the other hand, shall each select an arbitrator familiar with the legal issues involved in the dispute within fifteen days after expiry of such Dispute Notice, failing which the single arbitrator selected by one of such parties shall proceed alone to decide the arbitration. In the event that two arbitrators are selected, such arbitrators shall select a third arbitrator to act as

chairman of the arbitration who shall be familiar with the legal issues involved in the dispute. The arbitrators shall decide ex aequo et bono. The arbitrators shall take evidence directly from witnesses and documents as presented by the parties and all witnesses shall be made available for cross-examination. The decision of the majority of the arbitrators shall be binding upon the parties to the dispute both in respect of procedure and the conduct of the parties during the proceedings and the final determination of the issues therein. The majority of the arbitrators may determine any matters of procedure for the arbitration not specified herein. The arbitrators shall render a written decision, stating their reasons therefor, and shall endeavor to render an award within three months after the appointment of all of the arbitrators, whichever occurs earlier and such award shall be final and binding upon the parties to the dispute and shall be delivered to the parties to the dispute. Judgment upon the award rendered by the arbitrators may be entered in any court of record of competent jurisdiction, or application may be made to such court for a judicial acceptance o f the award or any order of enforcement. All expenses of the arbitration, including reasonable attorneys' fees, shall be borne by the losing party to the arbitration or, as the case may be shall be pro-rated to properly reflect any partial prevailing or losing of the parties to the arbitration, as determined by the arbitrators.

Independent Legal Advice

9.14 The parties hereby acknowledge and agree that they have sought and obtained independent legal advice prior to the execution and delivery of this Agreement.

IN WITNESS WHEREOF the parties have executed this Agreement on the day and year first above written.

LINGO MEDIA CORPORATION

Per: ______________________
Khurram R. Qureshi, CFO

MPK INC.

Per: ______________________
Michael P. Kraft, President

SIGNED, SEALED AND DELIVERED in the presence of:

____
Witness (signature)

CLARA CHAN
Print name of Witness

____
Michael P. Kraft

SCHEDULE A

Other Payments Pursuant to Section 3.00

(a) Payments to be covered directly by Corporation;
- Corporation medical health plan coverage for Kraft;
- Disability insurance policy

(b) Expenses to be covered directly by Corporation
- auto lease, insurance, maintenance and gas of approximately $1,500 per month;
- mobile phone;
- long distance account (home office);
- Internet access (home office);
- monthly parking
- reimbursement of any expense incurred on behalf of Corporation,

Lingo Media

151 Bloor St West, Suite 703
Toronto, Ontario
Canada M5S 1S4
Tel : 416 927 7000
Fax : 416 927 1222
www.lingomedia.com

September 23, 2009

Michael P. Kraft
President
MPK Inc.
107 Mossgrove Trail
Toronto, Ontario
M2L 2W4

Dear Michael,

Re: Renewal of Management Consulting Agreement between Lingo Media Corporation and MPK Inc. dated October 18, 2007.

This will confirm the renewal of the above referenced Management Consulting Agreement, upon the same terms except for Stock Options to be granted as determined by the Lingo Media Corporation Board of Directors.

Yours sincerely,
LINGO MEDIA CORPORATION

Khurram Qureshi
Chief Financial Officer

ACCEPTED AND AGREED TO THIS
23 day September, 2009

MPK INC.

Per: Michael P. Kraft
President

LingoMedia

151 Bloor St. West
Suite 703
Toronto, ON
Canada M5S 1S4

T (416) 927-7000
F (416) 927-1222
www.lingomedia.com

September 15, 2011

Michael P. Kraft
President
MPK Inc.
107 Mossgrove Trail
Toronto, Ontario
M2L 2W4

Dear Michael,

Re: Renewal of Management Consulting Agreement between Lingo Media Corporation and MPK Inc. dated October 18, 2007.

This will confirm the renewal of the above referenced Management Consulting Agreement, upon the same terms except for Stock Options to be granted as determined by the Lingo Media Corporation Board of Directors.

Yours sincerely,
LINGO MEDIA CORPORATION

Khurram Qureshi
Chief Financial Officer

ACCEPTED AND AGREED TO THIS
17 day September 2011

MPK INC.

Per: Michael P. Kraft
President

LingoMedia

151 Bloor St. West
Suite 703
Toronto, ON
Canada M5S 1S4

T (416) 927-7000
F (416) 927-1222
www.lingomedia.com

September 29, 2013

Michael P. Kraft
President
MPK Inc.
107 Mossgrove Trail
Toronto, Ontario
M2L 2W4

Dear Michael,

Re: Renewal of Management Consulting Agreement between Lingo Media Corporation and MPK Inc. dated October 18, 2007.

This will confirm the renewal of the above referenced Management Consulting Agreement, upon the same terms except for Stock Options to be granted as determined by the Lingo Media Corporation Board of Directors.

Yours sincerely,
LINGO MEDIA CORPORATION

Khurram Qureshi
Chief Financial Officer

ACCEPTED AND AGREED TO THIS
30 day September, 2013

MPK INC.

Per: Michael P. Kraft
President

AMENDMENT TO CONSULTING AGREEMENT

THIS AMENDING AGREEMENT dated as of the 1st day of August, 2014 (the "**Effective Date**").

BETWEEN:

LINGO MEDIA CORPORATION,

(hereinafter referred to as the "**Company**")

- and -

MPK INC.,

(hereinafter referred to as the "**Consultant**")

- and -

MICHAEL KRAFT,

(hereinafter referred to as the "**Kraft**")

WHEREAS:

A. The Company, Consultant and Kraft entered into a consulting agreement dated as of October 18, 2007, as renewed on **September 23, 2009, September 15, 2011** and **September 24, 2013** (the "**Consulting Agreement**"), pursuant to which the Consultant agreed to provide the services of Kraft to act as the Company's President and Chief Executive Officer;

B. Unless otherwise specifically defined hereunder, all capitalized words and phrases defined in the Consulting Agreement and reference to herein shall have the same meaning herein as therein; and

C. The parties have agreed to amend the provisions of the Consulting Agreement as hereinafter set out.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual premises set out herein and the sum of Ten ($10.00) Dollars in lawful money of Canada now paid by each of the parties hereto to the other and other good and valuable consideration, the receipt and sufficiency of which is hereby mutually acknowledged by

each of the parties hereto, each of the Company, Consultant and Kraft hereby acknowledge, covenant and agree as follows:

1. The parties hereby agree that Sections 3.01 and 3.02 shall not apply for the period of January 1, 2013 to December 31, 2013 (the "**Applicable Period**") and instead the following provisions shall apply to the Applicable Period:

(a) The Company shall pay the Consultant an aggregate of $38,000 plus applicable HST for the Applicable Period.

(b) In consideration of the Consultant agreeing to a reduction of consulting fees from $180,000 to $150,000 and a further reduction from $150,000 to $38,000 for the Applicable Period, the Company agrees to pay the Consultant a cash bonus in the amount of $100,000 upon completion of a **merger or acquisition with the Company** which is approved by the board of directors or the Company's market capitalization increasing from approximately $3,000,000 to $6,000,000.

(c) For greater certainty, Sections 3.01 and 3.02 of the Consulting Agreement shall continue to apply during the term or any additional term, beginning again on January 1, 2014.

2. The parties each acknowledge and agree that Section 3.05 is hereby deleted in its entirety.

3. The parties each acknowledge and agree that the Consulting Agreement, as amended hereby continues in full force and effect and continues to bind each of them.

4. This Amending Agreement and the rights and obligations and relations of the parties hereto shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein (but without giving effect to any conflict of law rules).

5. The Consultant and Kraft acknowledge that they were advised by the Company and its counsel, prior to executing this Amending Agreement, to seek independent legal advice with respect to this Amending Agreement and was given full and unfettered opportunity to obtain such advice prior to executing this Amending Agreement.

6. The parties hereto agree to co-operate and execute such further assurances or agreements and to do all such other things as may be reasonably required in order to give full force and effect to this Amending Agreement and to fully carry out its terms and all of the transactions contemplated herein.

7. It is agreed to by the parties hereto that this Amending Agreement and any further amendments thereto may be executed and delivered by facsimile or other form of electronic transmission including, without limitation, by electronic mail via the Internet, and in any number of counterparts and all such facsimile or other form of electronically transmitted copies and

counterparts shall be deemed to be an original hereof and for all purposes constitute one agreement, be binding on the parties hereto, provided each party hereto has executed and delivered at least one counterpart, and each may be relied upon by each party hereto as such for any and all purposes.

8. This Amending Agreement shall be binding upon the parties hereto and their respective heirs, administrators, executors, estates, trustees, attorneys, legal representatives, successors and assigns.

IN WITNESS WHEREOF the parties hereto have hereunto duly executed this Amending Agreement as of the Effective Date.

SIGNED, SEALED AND DELIVERED
in the presence of

LINGO MEDIA CORPOATION

Per: ______________________
Name: Khurram Qureshi
Title: Chief Financial Officer

MPK INC.

Per: ______________________
Name: Michael Kraft
Title: President

____
Witness

____
MICHAEL KRAFT